Exhibit 99.3

ISSN 1718-8369

Volume 8, number 1	August 30, 2013

AS AT MAY 31, 2013

Note to the reader: Reports for 2013-2014

Like last year, the first report of fiscal year 2013-2014 encompasses the financial transactions of the first two months of activity, i.e. April and May 2013. Future reports will be produced on a monthly basis.

Cumulative results as at May 31, 2013

❑            As at May 31, 2013, i.e. two months after the beginning of the fiscal year, budgetary revenue amounts to $11.2 billion while budgetary expenditure stands at $12.6 billion.

❑            The results of consolidated entities show a surplus of $370 million.

❑            The deficit stands at $1.1 billion as at May 31, 2013.

The budgetary balance within the meaning of the Balanced Budget Act, including the payment to the Generations Fund, shows a deficit of $1.2 billion. The March 2013 Update on Québec’s Economic and Financial Situation forecasts a balanced budget for fiscal year 2013-2014.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April to May			Update on Québec's Economic and Financial Situation Spring 2013
					Forecast Growth
	2012-2013	[1]	2013-2014	2013-2014%
BUDGETARY REVENUE
Own-source revenue	8 301		8 405	55 684	5.2
Federal transfers	2 513		2 764	16 425	4.6
Total	10 814		11 169	72 109	5.0
BUDGETARY EXPENDITURE
Program spending	- 11 012		- 11 290	- 63 825	1.9
Debt service	- 1 302		- 1 318	- 8 516	8.9
Total	- 12 314		- 12 608	- 72 341	2.7
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	300		217	432	—
Health and social services and education networks	- 17		—	—	—
Generations Fund	138		153	1 053	—
Total	421		370	1 485	—
Contingency reserve	—		—	- 200	—
SURPLUS (DEFICIT)	- 1 079		- 1 069	1 053	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 138		- 153	- 1 053	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 1 217		- 1 222	—	—

(1)        For comparison purposes, the data for 2012-2013 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

Budgetary balance

❑           For the months of April and May 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.2 billion. A deficit during the first two months of the fiscal year is consistent with the historical trend. Indeed, during this period expenditures generally exceed revenues since government departments use larger amounts in the course of their activities.

❑           For fiscal year 2013-2014 as a whole, it is expected that revenue and expenditure, as stipulated by the Balanced Budget Act, will be balanced. The March 2013 Update on Québec’s Economic and Financial Situation incorporates the following items that have a particular effect on the budgetary balance during the year:

—       the payment by the federal government of $1 467 million1 corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). This amount is included in revenue during fiscal year 2013-2014 at the rate of $122 million a month;

—       a contingency reserve of $200 million.

Budgetary revenue

❑            As at May 31, 2013, budgetary revenue amounts to $11.2 billion, $355 million more than as at May 31, 2012.

—        Own-source revenue stands at $8.4 billion, $104 million more than last year.

—        Federal transfers amount to $2.8 billion, up $251 million compared to May 31, 2012.

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $12.6 billion, an increase of $294 million, or 2.4%, compared to last year.

—       For the first two months of the fiscal year, program spending rose by $278 million, or 2.5%, and stands at $11.3 billion. The increase forecast for 2013-2014 in the Update on Québec’s Economic and Financial Situation of last March is 1.9%.

–    The most significant changes are in the Health and Social Services ($144 million) and the Education and Culture ($114 million) missions.

–    Consistent with the historical trend, the pace of program spending is faster at the beginning of the year because of the allocation details of certain grants, including those relating to the health and social services and the education networks.

—       Debt service amounts to $1.3 billion, up $16 million or 1.2% compared to last year.

1  As stipulated in Budget 2013-2014, $1 037 million of the federal compensation will be gradually recognized under federal transfer revenue of the general fund and allocated to cover debt service, while $430 million will be gradually recognized under revenue of the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of consolidated entities.

Consolidated entities

❑            As at May 31, 2013, the results of consolidated entities show a surplus of $370 million. These results include:

—        a surplus of $217 million for non-budget-funded bodies and special funds;

—        revenue dedicated to the Generations Fund of $153 million.

Net financial requirements

❑            As at May 31, 2013, consolidated net financial requirements stand at $2.8 billion, a decrease of $126 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April to May
	2012-2013	[1]	2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	8 301		8 405	104
Federal transfers	2 513		2 764	251
Total	10 814		11 169	355
BUDGETARY EXPENDITURE
Program spending	- 11 012		- 11 290	- 278
Debt service	- 1 302		- 1 318	- 16
Total	- 12 314		- 12 608	- 294
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	300		217	- 83
Health and social services and education networks	- 17		—	17
Generations Fund	138		153	15
Total	421		370	- 51
DEFICIT	- 1 079		- 1 069	10
Consolidated non-budgetary requirements	- 1 858		- 1 742	116
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 2 937		- 2 811	126

(1)          For comparison purposes, the data for 2012-2013 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

(2)          The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	April to May
				Change
Revenue by source	2012-2013	[1]	2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 848		2 985	4.8
Contributions to Health Services Fund	1 054		1 124	6.6
Corporate taxes	484		425	- 12.2
Consumption taxes	2 832		2 810	- 0.8
Others sources	341		370	8.5
Total own-source revenue excluding government enterprises	7 559		7 714	2.1
Revenue from government enterprises	742		691	- 6.9
Total own-source revenue	8 301		8 405	1.3
Federal transfers
Equalization	1 232		1 305	5.9
Protection payment	60		—	—
Health transfers	804		857	6.6
Transfers for post-secondary education and other social programs	252		257	2.0
Other programs	165		172	4.2
Subtotal	2 513		2 591	3.1
Harmonization of the QST with the GST – Compensation	—		173 [2]	—
Total federal transfers	2 513		2 764	10.0
BUDGETARY REVENUE	10 814		11 169	3.3

(1)          For comparison purposes, the data for 2012-2013 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

(2)          In addition to this amount, there is $71 million allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of consolidated entities, thus bringing the total compensation for April and May 2013 to $244 million.

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	April to May
			Change
Expenditures by mission	2012-2013	2013-2014%
Program spending
Health and Social Services	5 238	5 382	2.7
Education and Culture	3 086	3 200	3.7
Economy and Environment	1 055	1 049	- 0.6
Support for Individuals and Families	1 018	1 043	2.5
Administration and Justice	615	616	0.2
Total program spending	11 012	11 290	2.5
Debt service	1 302	1 318	1.2
BUDGETARY EXPENDITURE	12 314	12 608	2.4

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	April to May 2013
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	1 723	153	63	1 019	3 806	—	6 764	- 3 854	2 910
EXPENDITURE
Expenditure	- 1 248	—	- 63	- 1 019	- 3 568	—	- 5 898	3 679	- 2 219
Debt service	- 306	—	—	—	- 190	—	- 496	175	- 321
TOTAL	- 1 554	—	- 63	- 1 019	- 3 758	—	- 6 394	3 854	- 2 540
RESULTS	169	153	—	—	48	—	370	—	370

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 646-3983.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.